EXHIBIT 10.19

AGREEMENT

THIS AGREEMENT is made and entered into as of the     day of September, 2005, by and between MCZ/CENTRUM FLORIDA VI OWNER, L.L.C., an Illinois limited liability company (the “Seller”), and MHI Hollywood LLC, a Delaware limited liability company (the “Purchaser”).

WITNESSETH:

For and in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged by the parties hereto, the parties agree, covenant and contract as follows:

ARTICLE I

PROPERTY

1.1 The property to be sold, conveyed, assigned or otherwise transferred by Seller to Purchaser at closing (hereinafter collectively called the “Property”) consists of the following:

1.1.1 The hotel condominium unit (“Hotel Unit”) comprising a portion of the hotel condominium project (the “Hotel Condominium”) to be developed by Seller on a portion of the property described on Exhibit “A” attached hereto and made a part hereof (the “Land”) as shown on the site plan attached hereto as and made a part hereof as Exhibit “B” (the “Site Plan”) consisting of all portions of the Hotel Condominium, with the exception of the residential units (the “Units”) and the air space above and below the Hotel Condominium, as more particularly shown on the plans identified on Exhibit “C” attached hereto and made a part hereof (the “Plans”). Any portion of the Hotel Unit that provides support to the Units such as lobbies, hallways, elevators, stairways, etc. (the “Support Facilities”), shall be subject to an easement (the “Easement Agreement”) in favor of the owners of the Units (the “Unit Owners”), in which Easement Agreement will require the Unit Owners to pay their pro rata share of costs for the use of the Support Facilities.

1.1.2 All of Seller’s right, title and interest in all personal property, including without limitation all appliances, furnishings, fixtures and equipment to be located in the Hotel Unit for use in connection with the operation of the Hotel Unit, all of which are to be consistent with the standards of the License Agreement, as hereunder defined, including without limitation the items listed on Exhibit “D” attached hereto and made a part hereof (hereafter collectively referred to as the “Personal Property”).

ARTICLE II

DEPOSIT

2.1 Simultaneously with the execution of this Agreement, Purchaser shall deliver to Holland & Knight, LLP, as escrow agent (the “Escrow Agent”), the sum of Fifty Thousand and No/100 Dollars ($50,000.00) (the “Deposit”). Upon receipt of Purchaser’s tax identification number, the Escrow Agent shall invest the Deposit in an interest-bearing account, certificate of deposit or repurchase agreement. All interest accrued or earned thereon shall be paid or credited to Purchaser except in the event of default of Purchaser, in which event the interest shall be disbursed to Seller, together with the Deposit, as liquidated damages.

ARTICLE III

PURCHASE PRICE

3.1 The purchase price (“Purchase Price”) for the Property is Five Hundred Thousand Dollars ($500,000.00), subject to adjustment and prorations as hereinafter provided. The Purchase Price shall be paid to Seller as follows:

$50,000.00	being the Deposit, which sum shall be paid to Seller at Closing.

$450,000.00	approximately, in cash, subject to prorations and adjustments, as hereinafter provided, to be paid by wire transfer of federal funds on the Closing Date, as hereinafter defined.

$500,000.00	TOTAL PURCHASE PRICE.

ARTICLE IV

TITLE

4.1 Not less than sixty (60) days prior to closing Seller shall provide Purchaser with a title insurance commitment (the “Commitment”) issued by Chicago Title Insurance Company, First American Title Insurance Company, or Lawyers Title Insurance Corporation (the “Title Company”) binding the Title Company to insure good, marketable and insurable fee simple title to the Units in Purchaser by its ALTA Form B Owner’s Title Insurance Policy Form with insurance in the amount of the Purchase Price (the “Owner’s Policy”) upon the recording of the special warranty deed to be given by Seller. The Commitment shall show Seller to be vested with good and marketable and insurable fee simple title to the Land and Hotel Condominium, free and clear of all liens and encumbrances, except the following:

(i). Ad valorem real estate taxes, assessments and personal property taxes for the year of closing and subsequent years.

(ii). All applicable zoning ordinances and regulations.

(iii). Matters set forth on Exhibit “E” attached hereto and made a part hereof. (Items i, ii and iii are hereafter collectively referred to as the “Permitted Exceptions”)

4.2 Purchaser shall have twenty (20) days from the receipt of the Commitment ( the “Title Review Period”) to specifically object in writing to any particular condition of title or exception revealed by the Commitment, other than the Permitted Exceptions. If Purchaser fails to specifically object in writing to any particular condition of title or exception set forth in the Commitment prior to the end of the Title Review Period, then same shall be deemed waived and such condition of title or exception shall be deemed to constitute a Permitted Exception. Seller shall utilize commercially reasonable efforts to eliminate or cure any title defects raised by

Purchaser on or before the Closing Date; provided, however that Seller shall have no obligation to undertake any litigation, and, except as expressly set forth in this Section 4.2 shall have no obligation to expend any moneys for such cure. Seller shall remove by payment or bonding, or otherwise any judgment, mechanic’s lien or lis pendens against the Property in a liquidated amount arising by, through or under Seller, capable of removal by the payment of money or bonding. In the event that Seller fails to eliminate such unacceptable exceptions or to cure such title deficiencies prior to the Closing Date, then in such event Purchaser shall elect by written notice to Seller on or before the Closing Date to either (i) cancel this Agreement, in which event Escrow Agent shall return the Deposit, together with all interest accrued thereon, to Purchaser and Purchaser and Seller shall be released from any further obligations under this Agreement except those obligations which survive the termination of this Agreement, or (ii) waive the objection to the condition of title and close hereunder without reduction of the Purchase Price.

ARTICLE V

CROWNE PLAZA FRANCHISE

5.1 Purchaser, at its sole cost and expense, shall promptly apply for and use commercially reasonable efforts to obtain a license agreement with Intercontinental Hotels Group, or an affiliate thereof (the “Franchisor”), to operate the Hotel Condominium as a “Crowne Plaza” pursuant to a Crowne Plaza license agreement (the “License Agreement”). In addition, Purchaser shall utilize commercially reasonable efforts to cause Franchisor to agree to issue to Seller a “comfort letter” utilizing Franchisor’s standard form attached hereto as Exhibit “F” modified to reflect that Seller is not a lender and that Seller shall have the same cure rights and other rights afforded a lender in the comfort letter if Seller repurchases the Hotel Unit as provided in Section 5.4 (the “Comfort Letter”).

5.2 In the event that Purchaser does not obtain (i) the License Agreement consistent with the form of license agreement attached as Exhibit “G” and (ii) a Comfort Letter in form and content acceptable to Purchaser and Seller complying with the requirements of Section 5.1, within ninety (90) days of the Effective Date, then at any time thereafter and prior to the date that Purchaser obtains the License Agreement and Comfort Letter, either Purchaser or Seller may terminate this Agreement, in which event the Deposit shall be returned to the Purchaser and the parties shall be released from all further obligations under this Agreement except for the obligations that survive termination. Purchaser shall keep Seller informed regarding the status of the negotiations with Franchisor.

5.3 In the event that Purchaser is successful in obtaining the License Agreement and Comfort Letter as contemplated by Section 5.1, Seller covenants and agrees (i) to cause the Hotel Condominium to be renovated and furnished in accordance with the Franchisor’s design standards (the “Design Criteria”), which are attached hereto as Exhibit “H”, other than the items to be provided by Purchaser as contemplated by the Pre-Opening Budget, as hereinafter defined and (ii) to construct the aspects of Phase I (as hereinafter defined) other than the Hotel Condominium consistent with the Design Criteria and Exhibit C.

5.4 In the event that Purchaser violates the terms and provisions of the License Agreement and such default is cured by Seller pursuant to the Comfort Letter, Seller shall have the right to repurchase the Hotel Unit at the original Purchase Price (the “Repurchase Option”).

In the event that Seller elects to exercise the Repurchase Option, Seller shall provide written notice to Purchaser of Seller’s election to exercise the Repurchase Option within thirty (30) days of Seller electing to cure any default by Purchaser pursuant to the terms of the Comfort Letter. In such event closing on the repurchase of the Hotel Unit pursuant to the Repurchase Option shall occur within thirty (30) days of the exercise of the Repurchase Option by Seller. Purchaser will reconvey the Hotel Unit and the Personal Property free and clear of all liens and encumbrances subject only to the Permitted Exceptions and such other exceptions to title arising by through or under Seller. The Purchase Price shall be paid in cash at Closing subject to customary adjustments and prorations and payment of customary closing costs. Purchaser shall not be deemed to have violated the terms of the License Agreement if the Hotel Condominium fails to meet the Design Criteria because of Seller’s failure to provide the Temporary Function Space pursuant to Section 12.3 hereof.

ARTICLE VI

PRE-SALE REQUIREMENT

6.1 If by March 1, 2006, Seller has not entered into binding purchase and sale agreements with purchasers for at least fifty percent (50%) of the Units (the “Pre-Sale Requirement”), Seller may terminate this Agreement by written notice to Purchaser, in which event, Escrow Agent shall return the Deposit to Purchaser and Seller shall pay to Purchaser all costs and expenses incurred by Purchaser in connection with the purchase of the Hotel Unit (other than attorney fees), pre-opening and marketing costs and expenses and other costs incurred by Purchaser in connection with the Hotel Condominium including, without limitation, the costs of obtaining and terminating the License Agreement (collectively, the “Purchaser’s Costs”) and the parties shall be released from all further obligations under this Agreement except for the obligations that survive termination.

6.2 Notwithstanding anything contained herein to the contrary, if by March 1, 2006, Seller has met the Pre-Sale Requirement and desires to terminate this Agreement for any reason or no reason, Seller may terminate this Agreement by written notice to Purchaser in which event Seller shall pay to Purchaser Purchaser’s Costs plus Two Million and No/100 Dollars ($2,000,000.00) within ten (10) days after Seller’s election to terminate this Agreement, and, Escrow Agent shall return the Deposit to Purchaser and the parties shall be released from all further obligations under this Agreement except for the obligations that survive termination.

ARTICLE VII

SALES AND MARKETING PROGRAM

7.1 Seller, at its sole cost and expense, shall conduct a sales and marketing program for the sale of the Units and shall use commercially reasonable efforts to sell Units for purposes of meeting the Pre-Sale Requirement. Seller shall comply with all applicable laws governing sales and marketing of the Units comprising the Hotel Condominium, including without limitation compliance with Chapter 718, Florida Statutes, the guidelines established by various judicial decisions, the Statement of the Commission to Builders and Sellers of Condominiums, Securities Act Release No. 5347 (January 18, 1973), and a series of no-action letters made available to the public by the Securities & Exchange Commission (the “Commission”), including without limitation Intrawest Corporation, SEC No. No-Action Letter dated November 8, 2002 and the Commission Guidelines, as hereinafter defined, in connection with the sales and marketing of the Units comprising the Condominium Hotel (the “Applicable Law”).

7.2 Seller shall adhere to the Commission Guidelines, as hereinafter defined, regarding the marketing and sale of Units and Seller acknowledges that the Commission has consistently indicated that in connection with the offering and sale of hotel condominium units and offering of rental programs: (i) no emphasis may be placed on the economic benefits to the purchaser to be derived from the managerial efforts of a third party or from renting the Units; (ii) no statements or representations may be made with regard to the economic or tax benefits of ownership of the Units; (iii) no discussion, suggestion or implication may be made that any pooling arrangements will exist or that Unit Owners will share in the proceeds of any pooling arrangements; (iv) no discussion, suggestion or implication may be made that a Unit Owner must hold the unit available for rental for any part of the year, use an exclusive rental agent or be materially restricted in their occupancy of the Units; and (v) except for stating that “ownership may include the opportunity to place your home in a rental arrangement,” no advertisement or unsolicited offers of any rental services or rental program may be made, and no discussion, suggestion or implication may be made regarding the availability of any rental services or rental program unless such discussion, suggestion or implication is in response to direct questions from a purchaser regarding the rental activity, so that the rental program will not be deemed the sale of a security (collectively the “Commission Guidelines”).

7.3 Seller shall have sole control over all sales and marketing materials utilized by Seller in connection with the sale of the Units comprising portions of the Hotel Condominium. Seller shall make copies of all such sales and marketing materials available to Purchaser for its review and comment; however, Seller shall not be required to modify or amend any sales and marketing materials utilized by Seller. Notwithstanding the foregoing, any information included in such sales and marketing materials that identifies Purchaser or an affiliate of Purchaser or makes reference to any services to be provided by Purchaser or contains a trademark or tradename of Purchaser shall conform in all respects to such information as provided by Purchaser to Seller. To the extent such sales and marketing material refer to Franchisor, such references and any related information shall conform in all respects with the License Agreement and marketing standards adopted by Franchisor. This provision shall survive the Closing.

7.4 In accordance with Applicable Law, if a prospective purchaser of a Unit asks direct questions regarding rental activities, Seller shall advise the prospective purchaser of the Rental Program, as hereinafter defined, being offered by Purchaser.

7.5 Seller agrees to indemnify and hold Purchaser and each of its affiliated entities, and Franchisor and each of its and their affiliates, managers, members, officers, directors and employees (each an “Indemnified Party” and collectively the “Indemnified Parties”) harmless from any and all loss, claim, demand, action and liability, including reasonable attorney fees and costs which may arise against any Indemnified Parties by virtue of the failure of Seller and its employees and agents to comply with Applicable Law regarding the marketing and sale of the Units. This indemnification and hold harmless shall include reasonable attorneys’ fees and court costs through all trial and appellate levels which an Indemnified Party may incur in defending itself against any such claims, losses, actions, demands and liabilities and in enforcing the terms of this indemnification and hold harmless provision. This indemnification and hold harmless provision shall survive the Closing or termination of this Agreement, shall be continuing and irrevocable and shall continue in force and effect until any and all such claims, losses, actions, demands and liabilities against the Indemnified Parties have been satisfied in full.

7.6 Purchaser and Seller acknowledge and agree that notwithstanding Purchaser’s review of the sales and marketing materials utilized by the Seller, Purchaser shall have no liability whatsoever to Seller if it is ultimately determined that the sales and marketing materials do not comply with Applicable Law, and such review shall not affect the indemnification obligations of Seller in accordance with Section 7.5.

ARTICLE VIII

RENTAL PROGRAM

8.1 Purchaser at its sole cost and expense shall develop a rental program which Purchaser will offer to Unit Owners who are interested in participating in a rental program (the “Rental Program”). Purchaser will submit to Seller for its review and approval, its form of rental program agreement to be utilized by Purchaser for the Rental Program (the “Rental Program Agreement”) within forty-five (45) days from the Effective Date. The Rental Program Agreement shall include the economic terms summarized on Exhibit “I” attached hereto and made a part hereof (the “Rental Program Criteria”). The Rental Program shall comply with Applicable Law and the Rental Program Criteria.

8.2 Seller shall have thirty (30) days from receipt of the Rental Program Agreement to review and approve same, which approval shall not be unreasonably withheld, provided the Rental Program Agreement complies with Applicable Law and the Rental Program Criteria. Seller shall submit to Purchaser any comments that Seller may have on the Rental Program Agreement within thirty (30) days of receipt of the Rental Program Agreement. If Seller does not respond, within the thirty (30) day period, the Rental Program shall be deemed approved. If Seller timely provides Purchaser with comments on the Rental Program Agreement, Purchaser shall promptly revise the Rental Program Agreement to address Seller’s comments provided the comments are not inconsistent with Applicable Law and the Rental Program Criteria. If Seller and Purchaser are not able to agree on the form of Rental Program Agreement within thirty (30) days of Purchaser’s receipt of Seller’s comments on the Rental Program Agreement, then in such event, either party may terminate this Agreement by written notice to the other at any time prior to Seller and Purchaser agreeing on the terms of the Rental Program Agreement, in which event, Escrow Agent shall return the Deposit to Purchaser and the parties shall be released from all further obligations under this Agreement except for the obligations that survive termination.

8.3 Upon approval of the Rental Program Agreement and until such time as Seller turns over control of the Condominium Association (as hereinafter defined) to the Unit Owners, Purchaser covenants and agrees not to modify or amend the Rental Program Agreement without the consent of Seller, which consent shall not be unreasonably withheld or delayed. Upon creation of the condominium association for the Hotel Condominium (the “Condominium Association”) and for so long as Seller controls the Condominium Association, Seller shall cause the Condominium Association to approve the Rental Program Agreement and any amendment or modification to the Rental Program Agreement. This provision shall survive the Closing.

8.4 In connection with the implementation of the Rental Program contemplated by the Rental Program Agreement, Purchaser covenants and agrees to comply with the Applicable Law.

8.5 Purchaser agrees to indemnify and hold Seller and Seller’s members, officers, directors, employees and each of it and their affiliated entities (each a “Seller Indemnified Party” and collectively the “Seller Indemnified Parties”) harmless from any and all loss, claim, damage, action and liability, including reasonable attorney fees and costs, which may arise against any Seller Indemnified Parties by virtue of the failure of Purchaser and its employees and agents to comply with Applicable Law in connection with the marketing of the Rental Program to purchasers of Units. This indemnification and hold harmless shall include reasonable attorneys’ fees and court costs through all trial and appellate levels which the Seller Indemnified Parties may incur in defending themselves or the Hotel Condominium against any such claims, losses, actions, demands and liabilities and in enforcing the terms of this indemnification and hold harmless provision. This indemnification and hold harmless provision shall survive the Closing or termination of this Agreement, shall be continuing and irrevocable and shall continue in force and effect until any and all such claims, losses, actions, demands and liabilities against the Seller Indemnified Parties and/or the Hotel Condominium have been satisfied in full.

8.6 [Intentionally Omitted.]

8.7 Purchaser shall submit to Seller for its review and approval all sales and marketing materials utilized by Purchaser in connection with the Rental Program for Seller’s approval, which approval shall not be unreasonably withheld or delayed provided the sales and marketing materials are in compliance with Applicable Law and the Rental Program Agreement approved by Seller. This provision shall survive Closing.

8.8 Seller and Purchaser acknowledge and agree that notwithstanding Seller’s review and approval of the sales and marketing materials utilized by the Purchaser and Seller’s approval of the Rental Program Agreement, Seller shall have no liability whatsoever to Purchaser if it is ultimately determined that Purchaser’s sales and marketing materials and/or the Rental Program Agreement do not comply with Applicable Law, and such approvals shall not affect the indemnification obligations of Purchaser in accordance with Section 8.5.

ARTICLE IX

BLACKOUT DATES AND USE RESTRICTIONS

9.1 Seller and Purchaser acknowledge that no “blackout dates” or similar restrictions will be imposed upon or enforced against the purchasers of individual condominium units comprising portions of the Hotel Condominium provided that the Rental Program Criteria and Rental Program Agreement may provide for monetary incentives or varied rates tied to, among other things, the level of usage of a Unit by its owner during certain periods of the year.

9.2 Purchaser and Seller acknowledge that Unit Owners shall be required to comply with the applicable zoning restrictions imposed by the City of Hollywood which are currently being formulated but are anticipated to have restrictions on the number of days in each year that a unit owner may occupy his or her hotel condominium unit.

ARTICLE X

PRE-OPENING AND MARKETING EXPENSES

10.1 Except as provided in Article VI, Purchaser will be solely responsible for all pre-opening and marketing expenses, associated with the pre-opening and the grand opening of the Hotel Condominium, all substantially in accordance with the Pre-Opening Budget, as hereinafter defined.

10.2 Purchaser shall submit to Seller for its review and comment Purchaser’s marketing and advertising plan associated with the pre-opening of the Hotel Condominium. Seller shall provide Purchaser with any suggestions and/or comments it may have on Purchaser’s pre-opening marketing plan. Purchaser will incorporate Seller’s suggestions with respect to the pre-opening sales and marketing plan as Purchaser, in its sole discretion, deems appropriate.

ARTICLE XI

PROJECT

11.1 Seller currently envisions developing the project (the “Project”) as a multi-phase project in accordance with the Site Plan consisting of the following elements: (i) phase I of the Project (“Phase I”) consisting of the Hotel Condominium which will consist of the renovation of the existing hotel located on a portion of the Land which when renovated will consist of approximately 300 hotel rooms and suites, the resort pool located next to the intracoastal waterway (the “Resort Pool”) to be owned and operated by a master association (the “Master Association”), beach access and walkway substantially in accordance with the Plans; (ii) phase II of the Project (“Phase II”) is currently envisioned to consist of a newly constructed 27-story Hotel Condominium and related parking garage including ballroom space, meeting space, outdoor function space, restaurant space and laundry facilities; (iii) phase III of the Project (“Phase III”) is currently envisioned to consist of between 27 and 50 Villa style hotel units to be constructed in three to four story condominium structures (the “Villas”) with meeting space on the first floor (the “Villas Meeting Space”), (iv) an oceanfront beach club (the “Beach Club”) to be owned and operated by the Master Association; (v) a restaurant located next to the Resort Pool.

11.2 The Project is currently envisioned to be developed by Seller substantially in accordance with the Site Plan. Seller may elect to change the Site Plan with respect to all phases other than Phase I and not to construct or proceed with the development with respect to any other phases of the Project other than Phase I.

11.3 Purchaser specifically acknowledges that Seller has no obligation to develop any portion of the Project other than Phase I and Seller shall have no liability whatsoever to Purchaser if Seller does not proceed with the development of the Project for any reason whatsoever other than the development of Phase I.

11.4 In the event Seller completes Phase III, Purchaser will have the right to use the Villa Meeting Space, at market rates, subject to availability.

11.5 Purchaser shall be entitled to lease from Seller’s or affiliate, or the applicable condominium association storage space on the ground floor of the existing residential condominium located at 4001 South Ocean Drive for purposes of storing equipment relating to use of the beach by guests of the Hotel Condominium. In the event Purchaser elects to use such storage space it will be responsible for taxes, insurance and maintenance charges reasonably attributable to such space.

ARTICLE XII

CONSTRUCTION ISSUES

12.1 Construction Activity

12.1.1 Purchaser acknowledges that the Hotel Condominium is a part of Phase I of the Project. To the extent that Seller, in its sole discretion, elects to proceed with other phases of the Project, Seller agrees to utilize commercially reasonable efforts to minimize the interference that the construction activities, may have on the operation of the Hotel Condominium including without limitation making commercially reasonable efforts to cause its contractors and subcontractors to minimize dust, construction noise and interference with the operation of the Hotel Condominium. Prior to any construction on any portion of the Project, Seller shall advise Purchaser of the anticipated dates for commencing construction and the proposed protocols to be utilized by Seller to minimize interference with the operation of the Hotel Condominium. Seller covenants and agrees to incorporate into Seller’s construction protocol all reasonably suggestions proposed by Purchaser.

12.1.2 Seller agrees to indemnify and hold each of the Indemnified Parties harmless from and against any and all loss, claim, demand, action and liability which may arise against the Indemnified Parties as a result of claims by Unit Owners, the Condominium Association or the Master Association, including reasonable attorney fees, against the Indemnified Parties as a result of any construction activities of Seller in connection with the construction of Phase II or Phase III. This indemnification and hold harmless shall include reasonable attorneys’ fees and court costs through all trial and appellate levels which the Indemnified Parties may incur in defending itself against any such claims, losses, actions, demands and liabilities and in enforcing the terms of this indemnification and hold harmless provision. This indemnification and hold harmless provision shall survive the Closing or termination of this Agreement, shall be continuing and irrevocable and shall continue in force and effect until any and all such claims, losses, actions, demands and liabilities against the Indemnified Parties have been satisfied in full.

12.2 Parking. Purchaser acknowledges that valet parking will be required for the entire Project which shall be provided by the Master Association, the cost of which shall be included in the operating expenses of the Master Association. Seller covenants and agrees to provide, through the Master Association, one valet parking space for each of the Units. Purchaser shall be entitled to charge guests of the Hotel Condominium market rate charges for use of the valet parking.

12.3 Until such time as required for construction and/or the Intracoastal Club is developed, if at all, Purchaser shall have the right to utilize that area designated on Exhibit “J” as temporary function space for use in connection with the operation of the Hotel Condominium (the “Temporary Function Space”) at no charge. The Temporary Function Space shall consist of a four thousand square foot tent on a hard surface to be provided by Seller. Prior to use of the Temporary Function Space, Purchaser shall provide Seller evidence that Purchaser has obtained general liability insurance in an amount not less than $2,000,000 naming Seller as an additional named insured. Seller shall relocate the Temporary Function Space at its sole expense to another location on the Land in the event the existing Temporary Function Space is needed for construction or is to be sold to an unaffiliated third party. Any such relocation shall provide for Purchaser’s continuous access to appropriate function space of the same square footage during normal hours of operation. Purchaser shall be required to maintain the Temporary Function Space at its sole cost and expense. Seller’s obligation to provide the Temporary Function Space will end upon (i) the completion of Phase III and Seller making the Villas Meeting Space available to Purchaser as provided in Section 11.4 or (ii) the sale of the Land such that Seller no longer owns any property associated with the Project on which the Temporary Function Space may be located provided Seller, its successor or assign, shall have granted an easement or otherwise agreed to make available to Purchaser, for so long as Purchaser owns the Hotel Unit, a portion of the Land of sufficient size such that the Temporary Function Space may be located and operated thereon by Purchaser. This provision shall survive the Closing contemplated by this Agreement.

ARTICLE XIII

NAME OF THE PROJECT

13.1 Seller has the sole right to name the Hotel Condominium and the other aspects of the Project as Seller may determine in Seller’s sole and absolute discretion, subject to complying with the requirements of the License Agreement.

ARTICLE XIV

MASTER ASSOCIATION

14.1 Seller currently envisions creating a Master Association which will own and operate the Beach Club and, if constructed, the Intracoastal Club, the common areas and other amenities associated with Project as well as other properties (collectively the “Master Association Properties”). Within one hundred twenty (120) days from the Effective Date, Seller shall submit to Purchaser for its review and comments the proposed documents creating the Master Association (the “Master Association Documents”). Purchaser shall have thirty (30) days from receipt of the Master Association Documents to provide Seller with any comments regarding the Master Association Documents. Seller shall give due consideration for Purchaser’s comments on the Master Association Documents, however, Seller shall not be obligated to incorporate any of Purchaser’s suggested changes to the Master Association Documents. The Master Association Documents shall require the Master Association to maintain the Master Association Properties in a manner consistent with the franchise standards adopted from time to time by Franchisor (the “Franchise Standards”) for so long as the License Agreement, as same may be amended, modified and extended, is in effect, except the Master Association shall not be required to utilize Franchisor’s trademark in connection with the operation of the Master Association Properties.

ARTICLE XV

MANAGEMENT OF BEACH CLUB

15.1 Seller shall provide Purchaser with the right of first offer to operate and manage the Beach Club on behalf of the Master Association. Prior to entering into a management agreement with any other party with respect to the Beach Club, Seller shall first attempt to negotiate a management agreement with Purchaser with respect to the management of the Beach Club on behalf of the Master Association. If Seller and Purchaser are not able to reach an agreement on the terms of managing the Beach Club within thirty (30) days after the commencement of discussions regarding the management of the Beach Club, Seller shall be free to negotiate a management agreement with respect to the Beach Club with any other party; provided, that before entering into a management agreement with any other party, Seller shall offer Purchaser the opportunity to enter into a management agreement on the same terms and conditions offered by such third party. Purchaser shall have five (5) business days to notify Seller of its acceptance of such offer. If Purchaser fails to accept such offer within such period of time, Seller may enter into the management agreement with the third party on the same terms offered to Purchaser.

ARTICLE XVI

MANAGEMENT OF INTRACOASTAL CLUB

16.1 Seller shall provide Purchaser with the right of first offer to operate and manage the Intracoastal Club on behalf of the Master Association, if developed by Seller. Prior to entering into a management agreement with any other party with respect to the Intracoastal Club, Seller shall first attempt to negotiate a management agreement with Purchaser with respect to the management of the Intracoastal Club on behalf of the Master Association. If Seller and Purchaser are not able to reach an agreement on the terms of managing the Intracoastal Club within thirty (30) days after the commencement of discussions regarding management of the Intracoastal Club Seller shall be free to negotiate a management agreement with respect to the Intracoastal Club with any other party; provided, that before entering into a management agreement with any other party, Seller shall offer Purchaser the opportunity to enter into a management agreement on the same terms and conditions offered by such third party. Purchaser shall have five (5) business days to notify Seller of its acceptance of such offer. If Purchaser fails to accept such offer within such period of time, Seller may enter into the management agreement with the third party on the same terms offered to Purchaser.

ARTICLE XVII

DEVELOPMENT OF PHASE II

17.1 In the event Seller in its sole and absolute discretion, elects to proceed with the development of Phase II, Seller shall grant Purchaser a right of first offer to purchase the front desk and food service facilities, the restaurants, the lounge space, the ballroom space, meeting space, outdoor function space, the kitchen, storage areas, laundry area and the maintenance shop (collectively the “Commercial Space”) prior to offering same to any third party. Seller and Purchaser shall have thirty (30) days to negotiate the terms and provisions of an agreement regarding the purchase of the Commercial Space by Seller. If Seller and Purchaser are not able to agree on the terms for Seller to purchase the Commercial Space within said thirty-day period,

Seller shall be free to market the Commercial Space to the general public. Purchaser acknowledges that any proposal with respect to purchasing the Commercial Space in Phase II will be expressly conditioned upon the Purchaser obtaining a franchise license agreement from a franchisor acceptable to Seller, in its sole discretion, regarding the operation of Phase II.

ARTICLE XVIII

COMPLETION AND CONSTRUCTION

18.1 Seller anticipates (but does not guarantee), and Purchaser is fully aware of and understands that the Hotel Unit will not be ready for occupancy until approximately September 15, 2006, (the “Completion Date”). This transaction shall be closed upon notification from the Seller to the Purchaser, which notice shall set forth that the Hotel Unit is substantially completed or will be substantially completed on the Closing Date. Seller shall utilize its good faith efforts to provide Purchaser not less than one hundred twenty (120) days advance notice of the Closing Date.

18.2 To the extent permitted under applicable laws, Seller shall provide Purchaser with access to the Units and the Hotel Unit approximately ninety (90) days prior to the Closing Date to enable Purchaser to prepare for the opening of the Hotel Condominium to the general public. To the extent permitted by applicable laws, Seller shall allow Purchaser and its employees, contractors and agents to have access to the Units and the Hotel Unit to perform such pre-opening activities (the “Pre-opening Activities”) as are customarily performed by a hotel manager prior to the opening of a hotel to the general public, which activities may include, without limitation, the supplying and equipping of the Units and the Hotel Unit as contemplated by the pre-opening budget attached hereto and made a part hereof as Exhibit “K” (the “Pre-opening Budget”).

18.3 Purchaser and its employee’s contractors and agents shall perform the Pre-opening Activities in a manner as to minimize interference with completion of construction of the Hotel Condominium by Seller’s contractors and Purchaser, its employees, contractors and agents shall comply with all rules and regulations prescribed by Seller and its general contractor regarding the performance of the Pre-opening Activities

18.4 Purchaser acknowledges that a construction site is an inherently dangerous environment and Purchaser assumes all risks associated with performing the Pre-opening Activities during the construction of the Hotel, except as a result of the gross negligence or intentional misconduct of Seller and its employees and contractors.

18.5 Prior to entry upon the Hotel to perform the Pre-opening Activities, Purchaser shall provide Seller with certificates evidencing commercial general liability insurance policies which shall be maintained by Purchaser and each contractor which Purchaser will have present at the Hotel Condominium in connection with its Pre-opening Activities with the limits set forth in this Agreement. Without limitation on the foregoing, Purchaser must maintain (i) commercial general liability insurance with a per occurrence limit of at least $1,000,000 and an aggregate limit of at least $2,000,000, and (ii) worker’s compensation insurance at statutory limits. Seller shall be named as an additional insured on Purchaser’s general liability insurance. Purchaser shall provide Seller with copies of all policies at Closing.

18.6 Purchaser agrees to repair or restore promptly any damage to the Hotel Condominium caused by Purchaser, its agents and contractors during the performance of the Pre-opening Activities and restore same to its original condition. Purchaser agrees to pay for all such work, labor and services that shall be performed and to obtain waivers of lien or paid bills therefore and shall indemnify and hold Seller harmless from any claims of any such persons. This provision shall survive the termination of this Agreement.

Purchaser agrees to indemnify and hold Seller harmless from any and all loss, claim, demand, action and liability which may arise against Seller or the Property by virtue of any entry onto the Property by Purchaser or its agents and contractors to perform the Pre-opening Activities. This indemnification and hold harmless shall include reasonable attorneys’ fees and court costs through all trial and appellate levels which the Seller may incur in defending itself or the Hotel Condominium against any such claims, losses, actions, demands and liabilities and in enforcing the terms of this indemnification and hold harmless provision. This indemnification and hold harmless provision shall survive the Closing or termination of this Agreement, shall be continuing and irrevocable and shall continue in force and effect until any and all such claims, losses, actions, demands and liabilities against the Seller or the Hotel have been satisfied in full.

ARTICLE XIX

CONDOMINIUM DOCUMENTS

19.1 It is understood that the Seller shall file with the Clerk of the Circuit Court of Broward County, Florida, a Declaration of Condominium and Exhibits thereto (the “Declaration of Condominium”). The Declaration of Condominium shall include among other things, a survey of the real property comprising the Condominium, Bylaws of the Condominium Association and the nature and description of the Common Elements and Limited Common Elements. The Easement Agreement shall be an exhibit to the Declaration of Condominium. The Declaration of Condominium shall be consistent with the requirements of this Agreement and the License Agreement and shall provide that the Unit Owners, as members of the Master Association, shall have the right to utilize the Master Association Properties.

19.2 Seller shall utilize commercially reasonable efforts to provide Purchaser with a draft of the Declaration of Condominium within one hundred twenty (120) days from the Effective Date, or as soon thereafter as is reasonably possible for Purchaser’s review and comment prior to submitting the Declaration of Condominium to the Division for approval. Purchaser shall have twenty (20) days from the receipt of the Declaration of Condominium to review same and provide Seller with any comments on the Declaration of Condominium that Purchaser deems appropriate. Seller agrees to utilize its good faith efforts to address any of Purchaser’s comments to the Declaration of Condominium; however, Seller shall not be required to incorporate any of Purchaser’s comments into the Declaration.

19.3 Upon approval of the Condominium Documents by the State of Florida Division of Condominiums Seller shall deliver to Purchaser a copy of the following documents:

19.3.1 Declaration of Condominium.

19.3.2 Articles of Incorporation of the Condominium Association.

19.3.3 Bylaws of the Condominium Association.

19.3.4 Copy of the floor plan of the Units and the Hotel Unit.

19.3.5 Copy of the Escrow Agreement.

19.3.6 Copy of the Easement Agreement.

19.3.7 Acknowledgement of Receipt of Condominium Documents.

19.4 Seller reserves the right, in its sole discretion, to modify, change, or amend the foregoing Condominium Documents, including the right to change the legal description of the property of the Hotel Condominium in which the Units are located, provided the changes are consistent with this Agreement and the License Agreement. Purchaser understands and agrees that the preliminary plot plan, survey and graphic description exhibits attached to the Declaration of Condominium and the floor plans of the Units may be modified and changed prior to the actual recording of the Declaration of the Condominium so as to reflect the improvements “as built,” as required by the Florida Condominium Act. Any such change or correction of the legal description, and any such modification, change or revision of the plot plan, survey and graphic descriptions or floor plan which may be made to reflect the improvements “as built,” and which are substantially similar to the original plot plan, survey and graphic description and floor plan, shall not be a material change as referred to hereinafter. Purchaser further acknowledges and understands that any of the foregoing Condominium Documents may be modified or amended to comply with the requirements of any institutional lender or a title company or for any other valid reason, provided the changes are consistent with this Agreement and the License Agreement.

ARTICLE XX

MANAGEMENT OF CONDOMINIUM ASSOCIATION

20.1 Seller agrees to retain Purchaser as the manager of the Condominium Association pursuant to a management agreement (the “Management Agreement”) to be negotiated between Seller and Purchaser within thirty (30) days of the Effective Date of this Agreement. In the event Seller and Purchaser cannot agree on the terms of the Management Agreement within the thirty (30) day period, either party may terminate this Agreement at any time prior to agreeing on the terms of the Management Agreement, in which event the Deposit shall be returned to Purchaser and the parties released from all further obligations under this Agreement except for the obligations that survive termination.

20.2 Purchaser acknowledges that notwithstanding anything to the contrary contained in the Management Agreement, the Management Agreement shall be subject to the termination in accordance with Chapter 718, Florida Statutes at such time control of the Condominium Association is transferred from the Seller to the Unit Owners.

ARTICLE XXI

DESIGN AND CONSTRUCTION

21.1 Seller covenants and agrees to submit to Purchaser for its review and comments the plans and specifications for the Hotel Condominium (the “Plans and Specifications”) and, if Seller elects to proceed with Phase II and/or Phase III, the plans and specification for such, as they are developed. Purchaser covenants and agrees to provide Seller and its architect and other members of Seller’s design team comments on the Plans and Specifications and to consult with Seller regarding the design and function issues relating to the Hotel Condominium and compliance with the Design Criteria.

21.2 Seller covenants and agrees to cause the Hotel Condominium to be designed so that it complies with the Design Criteria.

21.3 Purchaser covenants and agrees to provide Seller and its architect and other members of Seller’s design team comments on Seller’s conceptual designs for the Project.

ARTICLE XXII

MODIFICATIONS

22.1 Seller reserves the right to make changes to the Plans and Specifications as it deems fit, and further, Seller has the right to substitute other materials or brand names of similar quality, utility, or color, where necessary, without prior notification to Purchaser, provided such changes comply with the Design Criteria. Seller further reserves the right to substitute appliances and other building materials of similar nature and approximate equal value, in the event the original of same is not available at time of installation. Purchaser agrees to close title with said modifications and changes. The Units, however, will be substantially similar to Plans and Specifications, as the same may be modified and amended from time to time and the Units will also be in substantial accordance with the floor plan sketches reflected in the Condominium Documents.

ARTICLE XXIII

INSPECTION OF THE UNIT

23.1 Prior to Closing, it shall be the duty of the Purchaser to inspect the Hotel Unit and the appurtenances, in the presence of Seller or Seller’s agent. Purchaser shall present the Seller at that time with a written list of any defects in workmanship and/or materials, which list is to be signed by the Purchaser. As to those items set forth on such list which are truly defects in workmanship and/or materials, keeping in mind the standards of construction prevalent in Broward County, Florida, the Seller shall be obligated to correct the same at its costs within a reasonable period of time; however, the Seller’s obligation to correct same shall not be grounds for deferring the closing nor for imposing any condition upon Closing. This clause shall survive the closing contemplated herein, and delivery of the Special Warranty Deed to the Purchaser.

ARTICLE XXIV

REPRESENTATIONS AND WARRANTIES OF SELLER

In order to induce Purchaser to purchase the Property, and to close pursuant to this Agreement, Seller represents and warrants to Purchaser that as of the Effective Date and as of the Closing Date:

24.1 Seller is a limited liability company duly organized and in good standing under the laws of the State of Illinois and qualified to do business in the State of Florida. Seller has full power and authority to enter into this Agreement and otherwise perform all obligations of Seller under this Agreement in accordance with its terms, and that all company action necessary to authorize the execution and fulfillment of this Agreement by Seller has been taken.

24.1.1 This Agreement, when executed and delivered, will be a valid and binding obligation of Seller, enforceable in accordance with its terms.

24.1.2 Seller is not the subject of any proceeding or lawsuit, actual or to the best of Seller’s knowledge threatened, at law or in equity, nor is Seller now the subject of pending or, to the best of Seller’s knowledge, threatened or contemplated bankruptcy proceeding which would impair Seller’s ability to perform Seller’s obligations under this Agreement.

24.1.3 Seller is the sole owner of and has good and marketable title to the Personal Property free and clear of liens, claims and encumbrances.

24.2 DISCLAIMER OF IMPLIED WARRANTIES. NOTWITHSTANDING THAT THIS HOTEL CONDOMINIUM IS A CONVERSION OF A HOTEL, SELLER HAS ELECTED TO WARRANT THE HOTEL CONDOMINIUM SOLELY TO THE EXTENT PROVIDED HEREIN AND IN SECTION 718.618, FLORIDA STATUTES. EXCEPT ONLY FOR THOSE WARRANTIES PROVIDED IN SECTION 718.618, FLORIDA STATUTES (AND ONLY TO THE EXTENT APPLICABLE AND NOT YET EXPIRED), AND THOSE OF SECTION 718.203, FLORIDA STATUTES (TO THE EXTENT APPLICABLE AND NOT YET EXPIRED), TO THE MAXIMUM EXTENT LAWFUL SELLER HEREBY DISCLAIMS ANY AND ALL AND EACH AND EVERY EXPRESS OR IMPLIED WARRANTIES, WHETHER ESTABLISHED BY STATUTORY, COMMON; CASE LAW OR OTHERWISE, AS TO THE DESIGN, CONSTRUCTION, SOUND AND/OR ODOR TRANSMISSION, EXISTENCE AND/OR DEVELOPMENT OF MOLDS, MILDEW, TOXINS OR FUNGI, FURNISHING AND EQUIPPING OF THE HOTEL CONDOMINIUM, INCLUDING THE UNITS, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF HABITABILITY, FITNESS FOR A PARTICULAR PURPOSE OR MERCHANTABILITY, COMPLIANCE WITH PLANS, ALL WARRANTIES IMPOSED BY STATUTE (OTHER THAN THOSE IMPOSED BY SECTIONS 718.618, FLORIDA STATUTES, AND THEN ONLY TO THE EXTENT APPLICABLE AND NOT YET EXPIRED) AND ALL OTHER EXPRESS AND IMPLIED WARRANTIES OF ANY KIND OR CHARACTER. SELLER HAS NOT GIVEN AND PURCHASER HAS NOT RELIED ON OR BARGAINED FOR ANY SUCH WARRANTIES. PURCHASER RECOGNIZES AND AGREES THAT THE UNITS AND HOTEL CONDOMINIUM ARE NOT NEW CONSTRUCTION. PURCHASER, BY CLOSING ON THE PURCHASE OF THE UNITS, SHALL BE DEEMED TO REPRESENT AND

WARRANT TO SELLER THAT IN DECIDING TO PURCHASE THE UNITS, PURCHASER RELIED SOLELY ON PURCHASER’S INDEPENDENT INSPECTION OF THE UNITS AND THE HOTEL CONDOMINIUM. PURCHASER HAS NOT RECEIVED NOR RELIED ON ANY WARRANTIES AND/OR REPRESENTATIONS FROM SELLER OF ANY KIND, OTHER THAN AS EXPRESSLY PROVIDED HEREIN.

AS TO ANY IMPLIED WARRANTY WHICH CANNOT BE DISCLAIMED ENTIRELY, ALL SECONDARY, INCIDENTAL AND CONSEQUENTIAL DAMAGES ARE SPECIFICALLY EXCLUDED AND DISCLAIMED (CLAIMS FOR SUCH SECONDARY, INCIDENTAL AND CONSEQUENTIAL DAMAGES BEING CLEARLY UNAVAILABLE IN THE CASE OF IMPLIED WARRANTIES WHICH ARE DISCLAIMED ENTIRELY ABOVE).

PURCHASER ACKNOWLEDGES AND AGREES THAT SELLER DOES NOT GUARANTEE, WARRANT OR OTHERWISE ASSURE, AND EXPRESSLY DISCLAIMS, ANY RIGHT TO VIEW AND/OR NATURAL LIGHT.

FURTHER, GIVEN THE CLIMATE AND HUMID CONDITIONS IN FLORIDA, MOLDS, MILDEW, SPORES, FUNGI AND/OR OTHER TOXINS MAY EXIST AND/OR DEVELOP WITHIN THE UNITS AND/OR THE HOTEL CONDOMINIUM. PURCHASER IS HEREBY ADVISED THAT CERTAIN MOLDS, MILDEW, SPORES, FUNGI AND/OR OTHER TOXINS MAY BE, OR IF ALLOWED TO REMAIN FOR A SUFFICIENT PERIOD MAY BECOME, TOXIC AND POTENTIALLY POSE A HEALTH RISK. BY EXECUTING AND DELIVERING THIS AGREEMENT AND CLOSING, PURCHASER SHALL BE DEEMED TO HAVE ASSUMED THE RISKS ASSOCIATED WITH MOLDS, MILDEW, SPORES, FUNGI AND/OR OTHER TOXINS AND TO HAVE RELEASED AND INDEMNIFIED SELLER FROM AND AGAINST ANY AND ALL LIABILITY OR CLAIMS RESULTING FROM SAME, INCLUDING, WITHOUT LIMITATION, ANY LIABILITY FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES (WHICH MAY RESULT FROM, WITHOUT LIMITATION, THE INABILITY TO POSSESS THE UNITS, INCONVENIENCE, MOVING COSTS, HOTEL COSTS, STORAGE COSTS, LOSS OF TIME, LOST WAGES, LOST OPPORTUNITIES AND/OR PERSONAL INJURY AND DEATH TO OR SUFFERED BY ANY OF PURCHASER’S GUESTS AS DEFINED BELOW AND ANY OTHER PERSON OR ANY PETS). WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, LEAKS, LEAVING EXTERIOR DOORS OR WINDOWS OPEN, WET FLOORING AND MOISTURE WILL CONTRIBUTE TO THE GROWTH OF MOLD, MILDEW, FUNGUS OR SPORES. PURCHASER UNDERSTANDS AND AGREES THAT SELLER IS NOT RESPONSIBLE FOR, AND SELLER HEREBY DISCLAIMS ANY RESPONSIBILITY FOR ANY ILLNESS OR ALLERGIC REACTIONS WHICH MAY BE EXPERIENCED BY PURCHASER, ITS PETS, ITS FAMILY MEMBERS AND/OR ITS OR THEIR GUESTS, TENANTS AND INVITEES (COLLECTIVELY “PURCHASER’S GUESTS”)AS A RESULT OF MOLD, MILDEW, FUNGUS OR SPORES. IT IS SOLELY THE PURCHASER’S RESPONSIBILITY TO KEEP THE UNITS CLEAN, DRY, WELL-VENTILATED AND FREE OF CONTAMINATION.

THIS SECTION WILL SURVIVE (CONTINUE TO BE EFFECTIVE AFTER) CLOSING.

ARTICLE XXV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

25.1 In order to induce Seller to sell the Property, and to close pursuant to this Agreement, Purchaser hereby represents and warrants to Seller, that as of the Effective Date and as of the Closing Date:

25.1.1 Purchaser is a limited liability company, duly organized and in good standing under the laws of the State of Delaware. Purchaser has full power and authority to enter into this Agreement and otherwise perform all obligations of Purchaser under this Agreement in accordance with its terms, and all corporate action necessary to authorize the execution and fulfillment of this Agreement by Purchaser as it had been taken.

25.1.2 This Agreement, when executed and delivered, will be a valid and binding obligation of Purchaser, enforceable in accordance with its terms.

25.1.3 Purchaser is not the subject of any proceeding or lawsuit, actual or threatened, at law or in equity, nor is Purchaser now the subject of pending, threatened or contemplated bankruptcy proceeding which might affect its ability to purchase the Property according to the terms hereof.

25.1.4 Anti-Terrorism Law. As used herein, “Anti-Terrorism Law” is defined as any law relating to terrorism, anti-terrorism, money-laundering or anti-money laundering activities, including Executive Order No. 13224 and the USA Patriot Act. As used herein “Executive Order No. 13224” is defined as Executive Order No. 13224 on Terrorist Financing effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism.” “Prohibited Person” is defined as (i) a person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, Executive Order 13224; (ii) a person or entity owned or controlled by, or acting for or on behalf or, any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, Executive Order 13224 above; (iii) a person or entity with whom Seller is prohibited from dealing or otherwise engaging in any transaction by any Anti-terrorism Law; (iv) a person or entity who commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order 13224; (v) a person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/ofac/t11sdn.pdf or at any replacement website or other official publication of such list; or (vi) a person or entity who is affiliated with a person or entity described in (i) –(v) above. “USA Patriot Act” is define as the “Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001” (Public Law 107-56). Purchaser hereby represents and warrants as follows, and such representations and warranties shall survive in the Closing: None of Purchaser or their respective constituents or affiliates are or will be in violation of any Anti-terrorism Law. None of Purchaser or any of their respective constituents or affiliates, any of their respective brokers or other agents acting or benefiting in any capacity in connection with the Purchaser or, to Purchaser’s knowledge as of the date hereof is or will:

(A) conduct business or engage in any transaction or dealing with any Prohibited Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Prohibited Person;

(B) deal in, or otherwise engage in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224;

(C) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(D) Purchaser covenants and agrees to deliver to Seller any certification or other evidence requested from time to time by Seller in its sole discretion, confirming Purchaser’s compliance with the requirements of this paragraph.

ARTICLE XXVI

SELLER’S CONDITIONS PRECEDENT TO CLOSING

26.1 Unless waived by Seller, in writing, the obligation of Seller to close is conditioned upon satisfaction of the following conditions at the Closing Date:

26.1.1 All representations and warranties of Purchaser shall remain true and correct in all material respects as of the Closing Date.

26.1.2 Purchaser shall have performed (or tender performance of) all material covenants, obligations, terms and provisions of this Agreement to be performed by Purchaser.

26.1.3 License Agreement and Comfort Letter shall have been executed by Purchaser and Franchisor.

26.2 In the event any of the foregoing conditions precedent to closing are not satisfied by the Closing Date, then in such event the Seller shall have the option of (i) waiving the condition and closing in accordance with the terms and provisions of this Agreement or (ii) canceling this Agreement, in which event Escrow Agent shall return the Deposit to Purchaser and the parties shall be released from all obligations under this Agreement, except for the obligations that survive termination.

ARTICLE XXVII

PURCHASER’S CONDITIONS PRECEDENT TO CLOSING

27.1 Unless waived by Purchaser, in writing, the obligation of Purchaser to close is conditioned upon satisfaction of the following conditions by the Closing Date:

27.1.1 All representations and warranties of Seller shall remain true and correct in all material respects, as of the Closing Date.

27.1.2 Seller shall perform (or tender performance of) all the material covenants, obligations, terms and provisions of this Agreement to be performed by Seller.

27.1.3 Phase I as constructed shall comply with the Design Criteria.

27.2 In the event any of the foregoing conditions precedent to closing are not satisfied by the Closing Date, then in such event Purchaser shall have the option of (i) waiving the condition and closing in accordance with the other terms and provisions of this Agreement without reduction in the Purchase Price, or (ii) canceling this Agreement, in which event Escrow Agent shall return the Deposit to the Purchaser and the parties shall be released from all further obligations under this Agreement except for the obligation that expressly survive termination.

ARTICLE XXVIII

CLOSING

28.1 The closing (the “Closing”) shall be at 10:00 P.M. Eastern Standard time on the later of September 15, 2006 or ten (10) days after written notice from Seller after a temporary certificate of occupancy is issued for the Hotel Unit (the “Closing Date”), time being of the essence, at the offices of Holland & Knight LLP, 701 Brickell Avenue, Suite 3000, Miami, Florida 33131 or at such other place as the parties may mutually determine.

28.2 Seller, at Seller’s expense, shall deliver to Purchaser at closing:

28.2.1 A special warranty deed conveying the Hotel Unit, in recordable form, subject only to the Permitted Exceptions and such other exceptions waived by Purchaser.

28.2.2 A mechanic’s lien, possession and gap affidavit.

28.2.3 A bill of sale sufficient to convey all right, title and interest in the Personal Property free and clear of liens, claims and encumbrances.

28.2.4 A certificate of non-foreign status, pursuant to Section 1455 of the Internal Revenue Code.

28.2.5 A Closing Statement.

28.2.6 Any additional documents reasonably required by the Title Company to consummate this transaction.

28.3 Purchaser, at Purchaser’s expense, shall deliver to Seller or cause to be delivered to Seller at closing:

28.3.1 The amount due Seller on Closing under Article III in cash, by wire transfer of federal funds, subject to adjustments and prorations required under this Agreement.

28.3.2 A Closing Statement.

28.3.3 Any additional documents reasonably required by the Title Company to consummate this transaction.

28.4 The following items shall be prorated and adjusted as of Midnight of the day prior to the Closing Date or as otherwise provided herein:

28.4.1 General real estate taxes for the year of Closing shall be prorated as of midnight of the day preceding the Closing Date. If taxes for the year of Closing are assessed on the Hotel Condominium as a whole, Purchaser and Seller shall pay, at Closing, the Units’ allocable share of those taxes (as estimated by Seller and subject to reproration once the actual tax bill is available for the Units from the Closing Date through the end of the year. If taxes for 2005 are assessed on a unit-by-unit basis, Purchaser and Seller shall prorate taxes as of the Closing Date based upon the actual tax bill, if available, or an estimate by Seller, if unavailable, with Purchaser responsible for paying the full amount of the tax bill and Seller reimbursing Purchaser for Seller’s prorated share of those taxes. Purchaser agrees that Seller’s prorated share of the taxes due as of Closing need not be paid to Purchaser, however, until the actual tax bill is presented to Seller, and any proration based on an estimate of the current year’s taxes shall be subject to reproration upon request of either party, provided, however, that (i) the actual amount of taxes is at least 10% higher or lower than the estimate used for prorations, and (ii) any request for reproration is made within six (6) months following the issuance of the actual tax bill for the Units (it being assumed, for purposes hereof, that tax bills are issued on November 1 of each tax year). No request for proration of amounts less than the threshold set forth above or made beyond the six (6) month period shall be valid or enforceable. In addition, Purchaser shall pay, or reimburse Seller if then paid, for any interim proprietary and general services fee imposed by any governmental authority having jurisdiction over the Units. This Subsection shall survive (continue to be effective after) Closing.

Property Tax Disclosure Summary. In accordance with Section 689.261, Florida Statutes, Purchaser should not rely on the Seller’s current property taxes as the amount of property taxes that the Purchaser may be obligated to pay in the year subsequent to purchase. A change of ownership or property improvements triggers reassessments of the property that could result in higher property taxes. If you have any questions concerning valuation, contact the county property appraiser’s office for information.

28.4.2 Certified liens for governmental improvements, if any, shall be paid in full by Seller and pending liens for governmental improvements shall be assumed by Purchaser. “Certified” for this purpose shall be deemed to mean that the improvement has been substantially completed as of the Closing Date and is due and payable in full rather than in installments. If payable in installments, all installments coming due before Closing shall be paid by Seller, and the current installment shall be prorated as of midnight of the day before closing.

28.4.3 Purchaser shall pay the State Documentary Stamps which are required to be affixed to the Special Warranty Deed, the cost for the Commitment and Owner’s Title Policy, the cost for recording the Special Warranty Deed and Purchaser’s pro rata share of regular condominium assessments levied by the Condominium Association and Master Association. In addition, at Closing, Purchaser shall make a one time contribution to the working capital of the Condominium Association and Master Association equal to two (2) months of assessments for each of the condominium Association and Master Association. Such contribution shall not be a credit against regular assessments. Each party shall bear the cost of the fees of their own respective attorneys and other professionals and the cost of their own respective performance under this Agreement.

28.4.4 At Closing, Purchaser shall reimburse Seller for utility, cable or interactive communication deposits or hook-up fees, which Seller may have advanced prior to Closing for the Hotel Unit. The amount of this charge is unknown.

ARTICLE XXIX

FIRE OR OTHER CASUALTY: CONDEMNATION

29.1 Seller agrees to give Purchaser prompt notice of any fire or other casualty occurring at the Property between the date hereof and the date of the Closing provided for hereunder, or of any actual or threatened condemnation of all or part of the Property, or any appurtenance thereto, or of any actual, proposed or threatened modification or termination of the current access to or from the Property.

29.2 Risk of loss to the Hotel Unit by fire or other casualty until the Closing Date is assumed by Seller, but without any obligation of Seller to repair or replace such loss or damage to the Hotel Unit, and in the event of any such casualty, this Agreement shall continue in full force and effect, and Purchaser shall not have the right to reject title or receive a credit against or abatement in the Purchase Price. In such event, Seller shall be entitled to a reasonable period of time within which to complete necessary repairs or replacement. Any proceeds received from insurance or in satisfaction of any claim or action in connection with such loss or damage shall (subject to the rights of the Board of Directors of the Condominium Association in the event the Declaration shall have been filed) belong entirely to Seller and if such proceeds shall be paid to Purchaser, Purchaser shall promptly upon receipt thereof turn same over to the Seller.

29.3 If Seller notifies Purchaser that it does not elect to repair or replace any such loss or damage or in the event that the Condominium Association does not resolve to make such repairs or replacement pursuant to the Declaration, then this Agreement shall be deemed cancelled and of no further force and effect, and Escrow Agent shall refund to Purchaser the Deposit, whereupon the parties shall be released from any further obligations under this Agreement except for the obligations that survive termination.

Except as otherwise expressly provided in this Article XXIX, all risk of loss or damage to the Property or any part thereof by fire or any casualty, from the date hereof until delivery of the Deed provided for herein, shall remain on Seller.

ARTICLE XXX

FORCE MAJEURE

30.1 The parties hereto agree, in the event the progress of the construction of the renovations to the Hotel Condominium is delayed due directly or indirectly by causes beyond the control of Seller, including without limitation, any of the following: rain, wind, flood and other acts of God; strikes, lockouts, boycotts or other labor union activities; riots, civil commotion, or other acts of a public enemy; theft, vandalism, or other tortious or criminal acts of third parties; unavailability of materials, supplies or labor; imposition of governmental priority or allocations of materials, or other paramount acts of the sovereign; inspections; or changes ordered by inspectors of any public agency, then in such event, any time period or deadline set in this Agreement for completion of such work (including, without limitation, the Completion Date) shall be extended for a period equal to such delay (or for a longer period, if reasonable under the circumstances, to allow completion of such work). Seller shall make every reasonable and diligent effort to meet estimated construction schedules, but Seller shall not be obligated to make, provide or compensate for any accommodations or costs to Purchaser as a result of construction delays. Further, such delays shall not serve to cancel, amend, or diminish any of the Purchaser’s obligations herein undertaken.

ARTICLE XXXI

DEFAULT

If Purchaser, in breach of provisions of this Agreement, fails to conclude the transaction described herein, or otherwise fails to comply with any of the requirements on the part of the Purchaser to be performed hereunder, and Seller is capable of performing hereunder, Seller may retain the Deposit together with all accrued interest, as agreed upon and as liquidated damages as the result of such breach by the Purchaser, whereupon the parties shall be released and relieved of all other and further obligations or liabilities hereunder except for the liabilities that survive the termination of this Agreement. It is agreed by the parties that such amount being paid to Seller is a fair and reasonable measure of the damages which will be suffered by Seller in the event of such default, the parties recognizing that Seller will, in such event, have relinquished potential offers from other parties to purchase the property, the parties recognizing that such occurrences cannot be subject to the ascertainment of any exact amount of damages. Said liquidated and agreed upon damages are, however, bona fide provisions for such and are not a penalty.

If Seller defaults in the performance of its obligations under this Agreement, Purchaser may elect to receive the return of the Deposit, together with interest accrued thereon, or in the alternative seek specific performance of this Agreement or, in the case of a breach by Seller of Article VI, to seek damages in the amounts specified therein. Purchaser, at Purchaser’s option and in Purchaser’s sole discretion, may waive any default by Seller and close pursuant to this Agreement. Purchaser’s remedies for a Seller default under this Agreement are limited to the remedies described in this Article XXXI. If Purchaser elects to seek specific performance of this Agreement such action must be filed and served on Seller within thirty (30) days of the Closing Date.

ARTICLE XXXII

MISCELLANEOUS

32.1 Notices. All notices, consents, approvals, waivers and elections which any party shall be required or shall desire to make or give under this Agreement shall be in writing and shall be sufficiently made or given only when hand delivered, telecopied, or mailed by certified mail, return receipt requested, with proper postage affixed, addressed:

As to Purchaser:	MHI Hollywood LLC 814 Capital Landing Road Williamsburg, Virginia 23690 Attn: Andrew M. Sims Telephone: (757) 564-5648 Fax: (757) 564-8801 Email: drewsims@mhihospitality.com

with a copy to:	Baker & McKenzie 815 Connecticut Avenue, N.W. Suite 900 Washington, D.C. 20006 Attn: Thomas J. Egan, Jr., Esq. Telephone: (202) 452-7050 Fax: (202) 452-7093 Email: thomas.j.egan@bakernet.com

As to Seller:

MCZ/Centrum Florida VI Owner, L.L.C.

c/o MCZ Development, Inc.

1555 N. Sheffield Avenue

Chicago, Illinois 60622

Attn: Brian Niven and Michael Lerner

Telephone: 312-573-1122

Fax: (312) 573-1028

Email: brianniven@MCZdevelopment.com

with a copy to:

Centrum Properties, Inc.

225 West Hubbard Street

4th Floor

Chicago, Illinois 60610

Attn: Arthur Slaven and

Mary Koberstein, Esq.

Telephone: 312-825-2500

Fax: (312) 923-0984

Email: aslaven@centrumproperties.com

Mkoberstein@centrumproperties.com

and:

Holland & Knight LLP 701 Brickell Avenue Suite 3000 Miami, FL 33131 Attn: William R. Bloom, Esq. Telephone: 305-789-7712 Fax: (305) 789-7613 Email: william.bloom@hklaw.com

As Escrow Agent:	Holland & Knight LLP 701 Brickell Avenue Suite 3000 Miami, FL 33131 Attn: William R. Bloom, Esq. Telephone: 305-789-7712 Fax: (305) 789-7613 Email: william.bloom@hklaw.com or to such other address as any party hereto shall designate by like notice given to the other parties hereto. Notices, consents, approvals, waivers and elections given or made as aforesaid shall be deemed to have been given and received when hand delivered, upon receipt of the telecopy or on the date of receipt or date delivery is refused if mailed by certified mail, return receipt requested. E-mail addresses are for convenience only and do not constitute proper notice.

32.2 The validity of this Agreement and all of its terms or provisions, as well as the rights and duties of the parties hereunder, shall be interpreted and construed to and in accordance with the laws of the State of Florida without regard to principals of conflicts of laws that would direct the application of the laws of any other jurisdiction. Proper venue for any litigation involving this Agreement shall be in Broward County, Florida. This provision shall survive the termination of this Agreement.

32.3 Time is of the essence with respect to all matters contained herein.

32.4 Except as expressly stated in this Agreement to the contrary, any and all covenants, warranties and representations made in this Agreement and all of the terms and provisions contained in this Agreement shall not survive the Closing and delivery and recording of the deed. The following Sections and Articles of this Agreement shall survive the Closing and delivery and recording of the deed: Section 5.4; Article XI; Article XII; Article XIII; Article XIV; Article XV; Article XVI; Article XVII; Article XXI, and Article XXIV.

32.5 The parties hereto agree to execute any and all further instruments and documents and take all such action as may be reasonably required by either party to effectuate the terms and provisions of this Agreement and the transactions contemplated herein.

32.6 If any party shall institute legal proceedings against any other party based upon a cause of action arising out of this Agreement, the non-prevailing party in such proceedings shall pay the costs and expenses incurred by the prevailing party in such proceedings, including reasonable attorneys’ fees and including any and all costs and fees incurred on appeal of any lower court decision. This provision shall survive the termination of this Agreement.

32.7 This Agreement constitutes the entire agreement of the parties and the same may not be amended or modified orally. All understandings and agreements heretofore had between the parties are merged in this Agreement which alone fully and completely expresses their understanding.

32.8 Wherever used, the singular number shall include the plural and the plural the singular and the use of any gender shall include the others.

32.9 Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such terms, covenants or conditions nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

32.10 In the event that any term or provision of this Agreement is determined by appropriate judicial authority to be illegal or otherwise invalid, said provision shall be given its nearest legal meaning or be construed as deleted as such authority determines, and the remainder of this Agreement shall be construed to be in full force and effect.

32.11 The effective date of this Agreement shall be the date when the last of the Seller and Purchaser shall have executed and delivered this Agreement to the other, which date appears next to their signature (the “Effective Date”).

32.12 This Agreement may be executed in counterparts by the parties hereto and each shall be considered an original insofar as the parties are concerned but together said counterparts shall comprise only one Agreement. Fax execution shall be binding upon the parties.

32.13 [Intentionally Omitted.]

32.14 All terms, covenants and conditions contained herein are and shall be binding upon in and or to the benefit of the respective parties hereto and their permitted successors and assigns.

32.15 Radon is a natural occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines had been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your County Public Health Unit.

32.16 Purchaser and Seller each represent and warrant to the other that there are no real estate brokers, salesmen or finders involved in this transaction If a claim for brokerage in connection with this transaction is made by any broker, salesman or finder claiming to have dealt through or on behalf of Purchaser, Purchaser shall indemnify, defend and hold Seller and its officers, directors, agents and representatives and any of the brokers (collectively, the “Indemnitees”), harmless from all liabilities, damages, claims, costs, fees and expenses whatsoever (including reasonable attorneys’ fees and court costs) with respect to said claim for brokerage. If a claim for brokerage in connection with this transaction is made by any broker, salesman or finder claiming to have dealt through or on behalf of Seller, Seller shall indemnify, defend and hold Purchaser and its officers, directors, agents and representatives and any of the brokers (collectively, the “Indemnitees”), harmless from all liabilities, damages, claims, costs, fees and expenses whatsoever (including reasonable attorneys’ fees and court costs) with respect to said claim for brokerage. This provision shall survive the termination of this Agreement.

32.17 Assignment. Purchaser may not assign this Agreement without the express consent of Seller, which may be withheld in such Seller’s sole and absolute discretion. Seller may not assign this Agreement without the express consent of Purchaser, however, Purchaser’s consent shall not be required (i) in connection with the sale of the entire Project provided the purchaser of the Project is the assignee of this Agreement and is required to provide Purchaser with all of the rights granted Purchaser hereunder or (ii) in connection with the sale of the entire Hotel Condominium provided the purchaser of the Hotel Condominium also acquires or obtains an easement in respect of a portion of the Land of sufficient size such that the Temporary Function Space may be located and operated thereon and such purchaser is the assignee of this Agreement and is required to provide Purchaser with all of the rights granted Purchaser pursuant to this Agreement.

32.18 WAIVER OF TRIAL BY JURY. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

32.19 This Agreement shall constitute Purchaser’s subscription to membership in the Condominium Association and its agreement to take title to the Hotel Unit subject to, and to fully perform, each of the obligations and responsibilities imposed upon him as a member of the Condominium Association and the Master Association as set forth in the Condominium Documents, and Master Association Documents.

32.20 No lien shall arise as a result of this Agreement on any monies deposited hereunder and this Agreement shall be subject and subordinate to any mortgage now or hereafter placed upon the Property by Seller. Seller may record all documents relating to the Hotel Condominium Property as the Seller deems appropriate.

32.21 As long as Seller or any nominee of Seller owns any Unit in the Condominium, Seller and/or its said nominees shall, for the purpose of completing the sale and promotion of the Hotel Condominium, have full right and authority to maintain or establish at the Hotel Condominium Property models, sales offices, and advertising signs and banners, if any, and lighting in connection therewith, together with the right of ingress and egress and transient parking therefore through the common elements, and to have its employees present on the premises to show Units, use the common elements and, without limitation, to do any and all other things necessary or appropriate to sell or lease units, all without charge or contribution; provided, however, that said activities shall be carried on in such manner as will not unreasonably interfere with the Unit Owners’ enjoyment of their property. This clause shall survive the closing contemplated herein and delivery of the special Warranty Deed to the Purchaser.

32.22 Purchaser acknowledges that nominees of Seller will be acting as officers and directors of the Association and are authorized by Purchaser to act for and on behalf of the Condominium Association in entering into any and all agreements as are provided in or contemplated by this Agreement. Purchaser expressly waives all objections to such dealing and transactions and hereby ratifies, approves and confirms the same.

32.23 Whenever this Agreement shall require the Seller to complete an item of construction, unless provided specifically to the contrary herein, such item shall be deemed complete or substantially complete when so complete in the sole opinion of the Seller.

32.24 Purchaser herein specifically grants authority to the Seller to file and place among the public records of Broward County, Florida, all documents and papers required to be filed by Florida Statutes in order to legally create and maintain the existence of the Hotel Condominium.

IN WITNESS WHEREOF, the parties have set their hands and respective seals to be attached hereto on the day and year first above written.

Signed, sealed and delivered in the presence of:		SELLER

MCZ/CENTRUM FLORIDA VI OWNER, L.L.C., an Illinois limited liability company

By:
Print Name:		Manager

Date Executed: August , 2005.
Print Name:

PURCHASER:

MHI HOLLYWOOD LLC, a Delaware limited liability company

	By:	/s/ Andrew M. Sims
Print Name:		Andrew M. Sims Manager

Date Executed: August , 2005.
Print Name:

RECEIPT

The undersigned Escrow Agent hereby agrees to act as escrow agent pursuant to the terms of this Agreement.

ESCROW AGENT:

HOLLAND & KNIGHT LLP

By:	/s/ William R. Bloom
William R. Bloom

Date Executed:

LIST OF EXHIBITS

Exhibit A	Description of Land
Exhibit B	Site Plan
Exhibit C	Plans for Hotel Condominium
Exhibit D	Personal Property
Exhibit E	Title – Permitted Exceptions
Exhibit F	Form of Franchisor’s Comfort Letter
Exhibit G	Form of License Agreement
Exhibit H	Design Criteria
Exhibit I	Rental Program Criteria
Exhibit J	Location of Temporary Function Space
Exhibit K	Pre-Opening Budget

EXHIBIT “I”

Crowne Plaza

Hollywood, Florida

Proposed Rental Program Revenue Split

July 15, 2005

Level	Description	Restrictions	Revenue Split
#1	365 Day Commitment	First 100 Owners	55% to Owner

#2	330 Day Commitment No more than 7 days use 12/15-5/1	None	50% to Owner

#3	330 Day Commitment No more than 14 days use 12/15-5/1	None	45% to Owner

#4	330 Day Commitment No more than 21 days use 12/15-5/1	None	40% to Owner

#5	300 Day Commitment No more than 21 days use 12/15-5/1	None	35% to Owner

The foregoing revenue splits are subject to adjustments by the parties based upon the net rental revenue definitions to be negotiated by the parties as part of the Rental Program Agreement.